Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement is made and entered into effective September 14, 2006, by and between Paxar Americas, Inc. (“Paxar”), on the one hand, and Zebra Technologies Corporation, for and on behalf of itself, ZIH Corp., and Zebra Technologies International, LLC (collectively “Zebra”), on the other hand.

WHEREAS, Paxar and Zebra are engaged in litigation in the Federal District Court in the Southern District of Ohio, Western Division, in Dayton, Ohio, Civil Action No. C-3-03-142 (“the Litigation”);

WHEREAS, Paxar asserted in the Litigation and hereby represents and warrants that it holds title to and has the right to enforce its rights in the following United States patents: 5,483,624; 5,805,779; 5,594,838; 5,833,800; 6,805,183; 6,712,112; 6,386,775; 6,163,538 and 6,533,476 (collectively the “Paxar Patents-In-Suit”);

WHEREAS, in addition to the Paxar Patents-In-Suit, Paxar also asserted in the Litigation United States patent 4,652,317;

WHEREAS, Paxar and Zebra hereby consent to the entry of a separate Consent Judgment and Agreed Order of Dismissal in the form attached hereto as Exhibit A; and

WHEREAS, the parties to this Settlement Agreement desire to avoid further litigation risks and expenses and therefore to settle and to compromise all claims set forth in the Litigation as well as any other claims that were or could have been brought on or prior to the date of this Agreement and therefore, for good and valuable consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.	DEFINITIONS

1.1	“Affiliate” shall mean, in relation to any party hereto, any corporation or other business entity controlled by, controlling, or under common control with that party. For this purpose, “control” shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or of a greater than fifty percent (50%) interest in the income of, or the power to direct or cause the direction of the management and policies (by contract, stock ownership, or otherwise) of, such corporation or other business entity.

1.2	“Production Product” shall mean any tooled product manufactured by or for Zebra or its Affiliates.

1.3	“Licensed Patents” shall mean the Paxar Patents-In-Suit and any continuation, continuation-in-part, division, reexamination, reissue, extension or renewal patents or patent applications of the Paxar Patents-In-Suit and any foreign counterpart patents or patent applications to any of the foregoing, and any United States or foreign patent or patent application, including any continuation, continuation-in-part, division, reexamination, reissue, extension or renewal thereof, claiming priority to any patent or patent application to which any of the Paxar Patents-In-Suit claim priority; however, the license under U.S. Patent Nos. 5,683,545; 5,800,669; 5,900,110; and 6,279,638 shall be limited as set forth in Section 5.1 until September 14, 2009.

1.4

“Zebra Subject Product” shall mean (1) any product manufactured, used, sold, offered for sale or imported by Zebra or its Affiliates that would, in the absence of the license granted to Zebra and its Affiliates under Section 5.1, infringe, contribute to the infringement of, or induce the infringement of any claim of a Licensed Patent or (2) any product manufactured for Zebra’s own use and sale that would, in the absence of the license granted to Zebra and its

Affiliates under Section 5.1, infringe, contribute to the infringement of, or induce the infringement of any claim of a Licensed Patent.

1.5	“Acquired Zebra Subject Products” shall mean those Zebra Subject Products that are Production Products that (1) are the same as those that were commercially sold by Zebra or its Affiliates at least twelve months prior to the date of any acquisition pursuant to Section 7.4(b); (2) were part of the capital assets sold by Zebra or that Affiliate to the acquirer under Section 7.4(b); and (3) are not made, used, distributed, sold, offered for sale, or imported by Zebra or its Affiliates, or made for Zebra or its Affiliates, after the date of acquisition.

2.	ACKNOWLEDGEMENT THAT THE PAXAR PATENTS-IN-SUIT ARE NOT INVALID AND ARE ENFORCEABLE

Zebra agrees that each of the Paxar Patents-In-Suit, and each and every claim thereof, is not invalid and is enforceable.

3.	CONSENT JUDGMENT AND AGREED ORDER OF DISMISSAL

3.1	The parties agree to enter the separate Consent Judgment and Agreed Order of Dismissal that is attached hereto as Exhibit A. The United States District Court for the Southern District of Ohio, Western Division, shall maintain jurisdiction of the Litigation for enforcement of the Consent Judgment and Agreed Order of Dismissal and this Settlement Agreement.

3.2	The parties shall file the Consent Judgment and Agreed Order of Dismissal in the Litigation (Civil Action No. C-3-03-142) within seven (7) days after Paxar’s receipt of the payment set forth in Section 4 herein.

4.	PAYMENT

Zebra Technologies Corporation, for and on behalf of itself, ZIH Corp., and Zebra Technologies International, LLC, shall pay to Paxar the lump sum, one time payment in the amount of sixty-three million seven hundred fifty thousand dollars ($63,750,000.00) on

September 14, 2006, by wire transfer to an account identified by Paxar. If such payment is not possible on September 14, 2006, then the foregoing payment shall be made as early as possible on September 15, 2006.

5.	LICENSE GRANT AND COVENANT NOT TO SUE

5.1	Paxar hereby grants to Zebra and its Affiliates an irrevocable, perpetual, fully paid, non-exclusive, worldwide license under the Licensed Patents, without the right to sublicense, to make, have made for its own use and sale, use, distribute, sell, offer for sale, and import Zebra Subject Products; however, with respect to U.S. Patent Nos. 5,683,545; 5,800,669; 5,900,110; and 6,279,638, the foregoing patent license is limited until September 14, 2009 such that, with respect to a Zebra Subject Product that is a Production Product, the license to: (a) ship in or from the United States; (b) sell in or from the United States; (c) import into the United States for sale prior to September 14, 2009; (d) distribute in or from the United States; and (e) take purchase orders in the United States shall not begin until September 14, 2009. For purposes of clarity, but not by way of limitation, nothing herein shall be construed to limit in any way or at any time Zebra’s or its Affiliates’ license under U.S. Patent Nos. 5,683,545; 5,800,669; 5,900,110; and 6,279,638 to make, have made for its own use, use, ship, import, design, develop, and show to customers any prototype that is not a Production Product or solicit feedback from customers regarding any such prototype. The license granted in this Section 5.1 is nontransferable and non-assignable except as set forth in Section 7.4(a). Consistent with Section 7.10, Paxar does not grant any license (express or implied) to any claim of any patent that is not a Licensed Patent for any product including Zebra Subject Products.

5.2	Paxar hereby covenants not to sue Zebra or its Affiliates for any claim regarding United States patent 4,652,317.

5.3	To give comfort to Zebra’s customers, Paxar hereby covenants not to sue any person or entity who has purchased a Zebra Subject Product before or after the date of this Settlement Agreement for any claim of infringement of any Licensed Patent or United States patent 4,652,317 for the use or resale of that Zebra Subject Product. Consistent with Section 7.10, there is no covenant not to sue for infringement of any claim of any patent that is not a Licensed Patent.

6.	MUTUAL RELEASE

Paxar and Zebra and their respective parents, subsidiaries, officers, directors, employees, representatives, agents, Affiliates, successors and assigns, in their capacities as such (the “Releasing Parties”), do hereby release and discharge one another and their respective parents, subsidiaries, officers, directors, employees, representatives, agents, Affiliates, successors and assigns, in their capacities as such (the “Released Parties”), from all Released Matters, where “Released Matters” means any and all manner of debts, damages, demands, duties, liabilities, accounts, sums of money, liens, costs, expenses, obligations, suits, actions, claims and causes of action of any kind and nature whatsoever, that any of the Releasing Parties had against any of the Released Parties as of the date of this Settlement Agreement, whether now known, unknown or unknowable, suspected or unsuspected, at law or in equity, which the Releasing Parties now own or hold, or at any time heretofore owned or held, by reason of any act, matter, cause or thing whatsoever, except for the specific obligations in this Settlement Agreement. Zebra and Paxar, on behalf of themselves and their respective Affiliates, covenant not to sue one another for any reason with respect to any claim that reasonably could be interpreted as falling, in whole or in part, within the scope of a Released Matter. For purposes of clarity, Paxar’s and its Affiliates’ Opposition to Zebra’s European Patent 1 052 109 and their rights to challenge the validity and/or patentability of that European patent and/or any national patent based thereon or resulting therefrom (including but not limited to national patents in Germany, France, and Great Britain) are not “Released Matters.”

7.	MISCELLANEOUS

7.1	Zebra and its Affiliates, on behalf of themselves, their officers, directors, employees, and agents in their capacities as such, agree that they will not challenge or contest in any way the validity, patentability, and/or enforceability of any claim of the Licensed Patents in any future proceeding regardless of the product(s) or process(es) at issue.

7.2	Within a reasonable period of time, Zebra and its Affiliates shall take the same reasonable steps to comply with the marking provisions of 35 U.S.C. § 287 by marking the Zebra Subject Products or their packages as Zebra takes to comply with the marking provisions of 35 U.S.C. § 287 for Zebra products covered by its own patents. Paxar’s exclusive remedy for breach of this Section 7.2 shall be specific performance and Paxar shall not be entitled to recover any monetary damages.

7.3	It is agreed and understood that this Settlement Agreement (including without limitation the payment to Paxar under Section 4 and the license granted to Zebra and its Affiliates under Section 5) shall not and cannot be revoked, voided, terminated, annulled or rescinded for any reason whatsoever, with the sole exception being any failure by Zebra to pay the monies due as set forth in Section 4.

7.4 (a)	Zebra may transfer this Settlement Agreement and the license granted hereunder to any acquirer of all or substantially all of the capital stock, assets or business of Zebra Technologies Corporation.

(b)	If Zebra or an Affiliate sells a portion of its business that includes Zebra Subject Products, Paxar shall, except as provided in this Settlement Agreement including Section 7.10, covenant not to sue the acquirer of such portion for any claim of infringement of any Licensed Patent for the manufacture, use, importation, sale, or offer for sale of any Acquired Zebra Subject Products if and only if, within twenty (20) days following such an acquisition, Zebra or its Affiliate notifies Paxar in writing of that acquisition and provides to Paxar: (1) a list of the Zebra Subject Products that will be Acquired Zebra Subject Products; (2) three samples of the Zebra Subject Products that will be Acquired Zebra Subject Products; and (3) one copy of all service manuals and all manuals given to, or accessible by, customers related to the Zebra Subject Products that will be Acquired Zebra Subject Products.

(c)	As a condition precedent for any transfer or covenant under this Section 7.4, any acquirer must agree in writing to be bound by this Settlement Agreement, including without limitation Sections 2, 7.1, and 7.2, and must provide such written agreement to Paxar within twenty (20) days following said acquisition.

(d)	Consistent with Section 7.10, nothing contained herein shall be construed as conferring any express or implied license or right (including any license to any patent owned by Paxar or its Affiliates that is not a Licensed Patent) to any acquirer other than as specifically and expressly provided in this Section 7.4.

7.5	This Settlement Agreement shall inure to the benefit of and is binding upon Zebra, its officers, agents and employees in their capacities as such, and successors and assigns of Zebra, and shall inure to the benefit of and be binding upon Paxar, its officers, agents and employees in their capacity as such, and successors and assigns of Paxar.

7.6	Paxar and/or its Affiliates represent and warrant that they hold title to the Licensed Patents and that there are no outstanding agreements with third parties that would be inconsistent with the license granted herein.

7.7	Nothing in this Settlement Agreement shall be construed as conferring on either party the right to use, in any advertising, publicity, statement, disclosure, or the like, any name, trade name, service mark, or trademark of the other party or its Affiliates.

7.8	Paxar and Zebra each represents that it has the right and authority to enter into and consummate this Settlement Agreement on behalf of itself and its Affiliates and to bind its Affiliates where the context so requires.

7.9	Each person signing the Settlement Agreement on behalf of a corporate party represents that he or she is authorized to sign on behalf of that corporate party.

7.10	Nothing contained in this Settlement Agreement shall be construed as conferring any express or implied license or right (including any license to any patent owned by Paxar or its Affiliates that is not a Licensed Patent) to Zebra or any other person or entity other than as specifically and expressly provided in this Settlement Agreement. Moreover, Paxar and its Affiliates hereby expressly reserve all rights under any patents that are not Licensed Patents (as well as, prior to September 14, 2009, any rights that are not expressly licensed herein under U.S. Patent Nos. 5,683,545; 5,800,669; 5,900,110; and 6,279,638), including the right to enforce those rights against Zebra, its Affiliates, its customers, and/or any acquirer under Section 7.4, even as against Zebra Subject Products.

7.11	Nothing contained in, or excluded from, this Settlement Agreement shall be construed as an admission by either party regarding any matter not expressly set forth herein (including an admission of liability or wrongdoing on the part of any party).

7.12	This Settlement Agreement, and each document relating hereto, has been jointly prepared by the parties hereto and their respective counsel, and the provisions hereof or thereof will not be construed more strictly against one party than another as a result of its participation in such preparation.

7.13	This Settlement Agreement shall be construed under the Patent Laws of the United States and the law of the State of Ohio, without regard to the state’s conflicts of laws.

7.14	This Settlement Agreement constitutes the complete and entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements with respect to the settlement of the Litigation.

7.15	The parties agree to work together in good faith to attempt to resolve any issues relating to this Settlement Agreement.

7.16	This Settlement Agreement may be executed in any number of counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Settlement Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the parties have executed this Settlement Agreement by their respective duly authorized officers.

PAXAR AMERICAS, INC.		ZEBRA TECHNOLOGIES CORPORATION, for and on behalf of itself, ZIH CORP. and ZEBRA TECHNOLOGIES INTERNATIONAL, LLC

By:	/s/ Robert P. van der Merwe	By:	/s/ Edward L. Kaplan
	Robert P. van der Merwe		Edward L. Kaplan
	President and Chief Executive Officer of Paxar Corporation, acting under a Power of Attorney issued by Paxar Americas, Inc.		Chairman and Chief Executive Officer of Zebra Technologies Corporation

EXHIBIT A

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF OHIO

WESTERN DIVISION (DAYTON)

PAXAR AMERICAS, INC.,	CASE NO. C-3-03-142

Plaintiff,	Judge Walter H. Rice Magistrate Judge Michael R. Merz

v.

ZEBRA TECHNOLOGIES CORPORATION, ZIH CORP., and ZEBRA TECHNOLOGIES INT’L, LLC.

Defendants.

CONSENT JUDGMENT AND AGREED ORDER OF DISMISSAL

Plaintiff Paxar Americas, Inc. and Defendants, Zebra Technologies Corporation, ZIH Corp., and Zebra Technologies Int’l, LLC, have settled their differences and agreed, pursuant to the Settlement Agreement attached as Exhibit A to this Order, to entry of this Consent Judgment and Agreed Order of Dismissal to resolve this action. This Court hereby states and orders as follows:

1.	This Court has jurisdiction over the subject matter of this action and has personal jurisdiction over the parties. Venue is proper in this District.

2.	Each of the following United States patents in suit, and each and every claim thereof, is not invalid and is enforceable: 5,483,624; 5,805,779; 5,594,838; 5,833,800; 6,805,183; 6,712,112; 6,386,775; 6,163,538; and 6,533,476.

3.	Each party shall bear its own respective costs and attorneys’ fees.

4.	This Court shall retain jurisdiction to enforce this Consent Judgment and Order of Dismissal and the Settlement Agreement attached as Exhibit A.

5.	This Judgment shall be final and this action shall be dismissed with prejudice pursuant to the Settlement Agreement attached as Exhibit A.

IT IS SO ORDERED.

Honorable Walter H. Rice
United States District Judge

The foregoing Consent Judgment and Agreed Order of Dismissal is hereby consented to:

DATE:	By:
Jean Dudek Kuelper, Esq. James M. Hafertepe, Esq. Sandra A. Frantzen, Esq. Matthew A. Anderson, Esq. McANDREWS, HELD AND MALLOY 500 West Madison Street, 34th Floor Chicago, Illinois 60661

Michael W. Krumholtz, Esq. BEISER, GREER & LANDIS 400 National City Center 6 North Main Street Dayton, OH 45402

ATTORNEYS FOR PLAINTIFF PAXAR AMERICAS, INC.

DATE:	By:
Douglas J. Kline, Esq. Richard Myrus, Esq. GOODWIN PROCTER LLP Exchange Place 53 State Street Boston, MA 02109

Charles J. Faruki (0010417) FARUKI IRELAND & COX PLL 500 Courthouse Plaza, SW 10 North Ludlow Street Dayton, OH 45402

ATTORNEYS FOR DEFENDANTS ZEBRA TECHNOLOGIES CORPORATION, ZIH CORP., and ZEBRA TECHNOLOGIES INTERNATIONAL, LLC

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